Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF FISCAL 2012

Boulder, Colo., (January 30, 2012) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2012.

Array reported revenue of $23.2 million for the second quarter of fiscal 2012, compared to revenue of $16.5 million for the same period in fiscal 2011.  The net loss was significantly reduced to $3.8 million, or ($0.06) per share, for the second quarter, compared to a net loss of $12.4 million, or ($0.23) per share, for the second quarter in fiscal 2011. The net loss improved due to increased revenue recognized from up-front and milestone payments during the current quarter.  Array spent $13.2 million on research and development for the quarter to advance its proprietary pipeline, compared to $14.5 million spent for the same period last year.  Array ended the second quarter of fiscal 2012 with $61 million in cash, cash equivalents and marketable securities.

The company reported revenue of $45.4 million for the six-month period ended December 31, 2011, compared to revenue of $35.0 million for the same period in fiscal 2011. Net loss for the six months ended December 31, 2011, was $7.4 million, or ($0.13) per share, compared to a net loss of $23.1 million, or ($0.42) per share, reported in the same six-month period in fiscal 2011.

“Array expects to have multiple readouts on data in calendar 2012 and we look forward to sharing results throughout the year,” said Kyle Lefkoff, Executive Chairman, Array BioPharma.  “We have a solid team in place driving our programs forward and significant management bench strength to successfully operate while we search for a new Chief Executive Officer.”

There are currently nine Array-invented drugs in Phase 2 clinical development, seven of which are partner-funded.  Over the next 12 months, the company expects results to be reported from seven clinical trials.

•                  Phase 2 final combination results for selumetinib plus docetaxel in patients with non-small cell lung cancer (top-line results were reported in September 2011)

•                  Phase 2 combination data for selumetinib plus DTIC in patients with melanoma

•                  Phase 2 data for MEK162 in patients with melanoma

•                  Phase 2 top-line data for ARRY-797 in patients with osteoarthritis pain

•                  Phase 2 combination data for ARRY-520 plus dexamethasone in patients with multiple myeloma (MM)

•                  Phase 1b combination data for ARRY-520 plus Velcade® (bortezomib) in patients with MM

•                  Phase 1 dose escalation data (interim) for the new formulation of ARRY-614 in patients with myelodysplastic syndromes

-more-

SUMMARY OF RECENT AND EXPECTED KEY EVENTS

Proprietary Development Programs

ARRY-614 — Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS): Array presented positive clinical data for ARRY-614 at the December 2011 Annual Meeting of the American Society of Hematology (ASH). ARRY-614 demonstrated activity as measured by hematologic improvement (increased neutrophils, platelets and/or red blood cells) in patients with MDS and was generally well tolerated.

In a Phase 1 dose-escalation/expansion trial of 44 evaluable patients, ARRY-614 demonstrated activity as a single agent in patients with Low or Intermediate-1 risk MDS, as measured by the International Prognostic Scoring System (IPSS), and for whom treatments with approved therapies have failed, including hypomethylating agents and lenalidomide.  As shown below, there was a 38% response rate for hematologic improvement in patients receiving the highest dose of 1200 mg daily (n=16).  At this dose, ARRY-614 demonstrated multilineage hematologic improvement in 67% of the responders, improving more than one cytopenia (neutropenia, thrombocytopenia and/or anemia).  Hematologic improvement was demonstrated in 30% of all patients and generally increased with increasing total daily dose.

	Total Daily Dose in mg
N=44 evaluable patients	400 (n=15)	600 (n=10)	900 (n=3)	1200 (n=16)
Response Hematologic Improvement	20%	30%	33%	38%

Hematologic improvement with ARRY-614 was durable, with multiple patients remaining on therapy for over nine months.   Clinically significant hematologic toxicity was minimal.   Observed changes in pharmacodynamic markers included p38-dependent normalization of plasma erythropoietin, as well as decreases in phospho-p38 and disease-related apoptosis in the bone marrow.

ARRY-614’s dual p38/Tie2 inhibition is a unique mechanism of action for the treatment of MDS.  p38 and Tie2 are overactivated in the bone marrow of patients with MDS.  ARRY-614 enables the repopulation of red blood cells, platelets and neutrophils and is believed to restore bone marrow function by blocking myelosuppression. A new formulation of ARRY-614 with improved exposure and lower inter-subject variability is currently being investigated in a Phase 1 clinical trial in patients with MDS. In the first half of 2012, we intend to meet with the FDA to discuss the primary endpoints for a registration trial.

ARRY-520 — KSP inhibitor for Multiple Myeloma (MM):  Array presented Phase 1 and Phase 2 clinical data for ARRY-520 at the December 2011 ASH meeting.  These data indicate that ARRY-520 has shown preliminary clinical activity in heavily pre-treated patients with MM and was generally well tolerated.

In the Phase 2 trial, ARRY-520 demonstrated promising activity in patients with relapsed or refractory MM who had received both a proteasome inhibitor and an IMiD-based regimen. Objective responses were observed in six patients (19%), with four confirmed partial responses and one unconfirmed partial response.  Importantly, ARRY-520 demonstrated an 18% response rate (minimal response or better) in patients with MM refractory to both lenalidomide and bortezomib (i.e., dual-refractory MM).

ARRY-520 is a potent, selective KSP inhibitor.  The mechanism of action of ARRY-520 is distinct from other drugs in myeloma.  ARRY-520-induced apoptosis requires loss of the survival protein MCL-1.  Myeloma and other hematologic cancers depend on MCL-1 as a key survival protein.  ARRY-520 has demonstrated durable single-agent activity in patients with dual-refractory MM, a population with significant unmet need.  In preclinical studies of MM, ARRY-520 is highly active; regressions have been observed in bortezomib- and lenalidomide-resistant models, and synergy has been observed when combined with bortezomib or lenalidomide.  Combinations of ARRY-520 with other active agents may provide greater patient benefit and offer extensive development opportunities in earlier lines of therapy.

ARRY-520 is currently undergoing evaluation in three clinical trials.

1.              Phase 2 trial in combination with dexamethasone in patients with MM refractory to lenalidomide, bortezomib and dexamethasone therapy

2.              Phase 1b trial in combination with bortezomib plus dexamethasone in patients with relapsed and refractory MM

3.              Phase 1b investigator-sponsored trial in combination with carfilzomib in patients with relapsed or refractory MM

Array expects positive results in any one of the above trials will define a path to late stage development.

ARRY-797 — p38 inhibitor for pain:  Array continued a randomized, double-blind 28-day Phase 2 trial comparing ARRY-797 with oxycodone and placebo in approximately 150 patients with moderate to severe pain from osteoarthritis of the knee despite continuing NSAID use.  This growing patient population has limited therapeutic options other than joint replacement or chronic opioids.  Enrollment is ongoing; Array anticipates reporting top-line results during the first half of calendar 2012. These results will define a path for further development in chronic and/or acute pain.

ARRY-502 — CRTh2 antagonist for asthma:  Array completed a randomized, double-blind, 14-day multiple ascending dose Phase 1 trial with ARRY-502 in healthy subjects.  ARRY-502 was well tolerated at all doses evaluated, and all observed treatment-related adverse events were mild.  Proportional increases in ARRY-502 exposure were seen with increasing dose and overall low inter-subject variability.  ARRY-502 provided robust and sustained pharmacodynamic activity.    Array plans to initiate a Phase 2 trial in persistent asthma during the first half of 2012. Array expects top-line results from this trial during the first quarter of calendar 2013 and intends to seek a partner for further development of ARRY-502 in this large market disease.

Select Partnered Programs

Selumetinib (AZD6244) (AstraZeneca) — MEK inhibitor for cancer:  There are currently 19 Phase 2 trials ongoing with selumetinib, including a Phase 2 trial with selumetinib in combination with dacarbazine versus dacarbazine alone as first-line treatment in patients with BRAF-mutant melanoma.  This trial, sponsored by AstraZeneca, completed enrollment of 91 patients in March 2010 and has the primary endpoint of overall survival. Array anticipates top-line results for this trial will be reported in the first half of 2012.

In addition, over the next five months, further data and analyses will be presented at for the randomized Phase 2 trial comparing selumetinib in combination with docetaxel versus docetaxel alone in the second-line treatment of patients prospectively selected with KRAS-mutant, locally advanced or metastatic, non-small cell lung cancer. Array previously announced positive top-line results from this trial including statistically significant improvement in progression-free survival, objective response rate, and alive and progression-free at six months as well as numerical improvement in overall survival.

MEK162 (ARRY-162) (Novartis) — MEK inhibitor for cancer: MEK162 was recently identified by Novartis as reaching clinical proof of concept. The following trials are advancing: a Phase 2 open-label trial with MEK162 in patients with advanced melanoma and three Phase 1b combination trials with other targeted agents in selected patients with advanced solid tumors.

Array also presented Phase 1 data on MEK162 in 28 patients with biliary tract cancer at the ASCO Gastrointestinal Cancers Symposium in January 2012. MEK162 was well tolerated and showed signs of clinical efficacy in this patient population, including a complete response and a partial response. Stable disease was observed in 12 patients.

AMG 151 (ARRY-403) (Amgen) — Glucokinase activator for Type 2 diabetes:  Amgen continued a 28-day Phase 2a trial of AMG 151 in combination with metformin in approximately 224 patients with Type 2 diabetes. The primary endpoint is change in fasting plasma glucose levels from baseline to end of treatment.

Array Analyst and Investor Day:  Array hosted an Analyst and Investor Day on December 16, 2011 in New York City.  The meeting featured a group of distinguished independent experts who shared their perspectives on the general landscape of cancer treatments in development and Array’s drug candidates:  Jeffrey Infante, M.D., Director, Drug Development Program, Sarah Cannon Research Institute; Robert Orlowski, M.D., Ph.D., Professor, Department of Lymphoma/Myeloma, University of Texas MD Anderson Cancer Center; and Guillermo Garcia-Manero, M.D., Professor of Medicine and Chief, Section of Myelodysplastic Syndrome, University of Texas MD Anderson Cancer Center.  A webcast of the meeting is available on our website:  http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-EventDetails&EventId=4241464

Robert E. Conway Resigned from Array and Kyle Lefkoff Appointed Executive Chairman:  On January 16, 2012, Array announced that Robert E. Conway resigned as Chief Executive Officer and Director for personal reasons. The Board appointed Kyle Lefkoff, Chairman of the Board, to serve as Executive Chairman. In this capacity, Mr. Lefkoff will lead the effort to identify a new Chief Executive Officer.

Array will hold a conference call on Tuesday, January 31, 2012, at 9:00 a.m. eastern time to discuss these results.  Michael Carruthers, Chief Financial Officer, and Kevin Koch, President and Chief Science Officer will lead the call.

Conference Call Information

Date:	Tuesday, January 31, 2012
Time:	9:00 a.m. eastern time
Toll-Free:	800.599.9816
Toll:	617.847.8705
Pass Code:	50624264

Webcast & Conference Call Slides:  http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Array has four core proprietary clinical programs:  ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma.  In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2:  selumetinib with AstraZeneca and MEK162 with Novartis.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the time of the completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our ability to attract and hire a Chief Executive Officer with the experience we are seeking. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of January 30, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

Revenue
License and milestone revenue	$19,195	$11,131	$37,657	$23,924
Collaboration revenue	4,033	5,370	7,701	11,090
Total revenue	23,228	16,501	45,358	35,014

Operating expenses
Cost of revenue	6,266	7,382	12,711	14,663
Research and development for proprietary programs	13,150	14,482	25,748	28,337
General and administrative	3,782	3,905	7,502	8,173
Total operating expenses	23,198	25,769	45,961	51,173

Gain (Loss) from operations	30	(9,268)	(603)	(16,159)

Other income (expense)
Realized gains (losses) on auction rate securities, net	—	865	—	798
Interest income	3	136	9	356
Interest expense	(3,836)	(4,175)	(6,792)	(8,067)
Total other expense, net	(3,833)	(3,174)	(6,783)	(6,913)

Net loss	$(3,803)	$(12,442)	$(7,386)	$(23,072)

Weighted average shares outstanding - basic and diluted	60,004	55,285	58,515	54,350

Net loss per share - basic and diluted	$(0.06)	$(0.23)	$(0.13)	$(0.42)

Summary Balance Sheet Data

(in thousands)

	December 31,	June 30,
	2011	2011

Cash, cash equivalents and marketable securities	$61,277	$64,708
Property, plant and equipment, gross	$86,651	$85,968
Working capital	$(15,133)	$754
Total assets	$82,152	$89,374
Long-term debt, net	$90,036	$91,390
Stockholders’ deficit	$(127,193)	$(130,858)

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